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                                                                    Exhibit 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
Avant! Corporation


         We consent to incorporation by reference in the registration statement on Form S-8 of Avant! Corporation of our reports dated February 9, 1999, relating to the consolidated balance sheets of Avant! Corporation and subsidiaries as of December 13, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related consolidated financial statement schedule, which reports appear in the December 31, 1998 Annual Report on Form 10-K of Avant! Corporation.



Mountain View, California
August 27, 1999                                      /S/ KPMG, LLP
                                                     --------------------------
                                                         KPMG, LLP